UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 18, 2019

WILLIAM LYON HOMES

(Exact name of registrant as specified in its charter)

Delaware	001-31625	33-0864902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4695 MacArthur Court, 8th Floor

Newport Beach, California 92660

(Address of principal executive offices and zip code)

(949) 833-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 18, 2019, William Lyon Homes, a Delaware corporation (“Parent”) and William Lyon Homes, Inc., a California corporation and wholly-owned subsidiary of Parent (“California Lyon” and, together with Parent, the “Company”), entered into new employment agreements (the “New Agreements”) with each of Matthew R. Zaist, President and Chief Executive Officer of the Company, and William H. Lyon, Executive Chairman of the Company, in each case providing for the executives’ continued service in such roles. The New Agreements supersede and replace the Company’s existing employment agreements with the executives.

New Employment Agreements

Mr. Zaist’s and Mr. Lyon’s New Agreements have three year and one year terms, respectively, that automatically renew for additional one year periods at the end of the then-current term. The New Agreements provide for Messrs. Zaist and Lyon to receive a minimum base salary of $950,000 and $800,000, respectively, have an annual bonus targeted at a minimum of 200% of base salary, each of which remain unchanged from the amounts and targets previously established by the Compensation Committee for such executives for the 2018 year, and receive benefits generally available to other senior executives. Mr. Zaist’s New Agreement also provides for Mr. Zaist to be granted shares of restricted stock and performance stock units, as described further below.

Each New Agreement provides for severance benefits materially consistent with the executives’ prior employment agreements, except that Mr. Zaist’s New Agreement provides him retirement benefits. If he voluntarily terminates his employment with the Company without good reason after reaching the age of 55 and completing 25 years of cumulative service with the Company, then he will be entitled to (i) enter into a consulting agreement (the “Consulting Agreement”) with the Company with a two-year term, which will provide for annual consulting fees equal to his then-current annual salary; and (ii) receive a pro rata portion of the annual bonus earned for the fiscal year of termination. Additionally, if Mr. Zaist provides services under the Consulting Agreement for the full two-year term, and executes a general release of claims in favor of the Company at the end of that term, he will be entitled to receive full acceleration of all his equity awards outstanding at the end of the consulting term (with any performance conditions deemed achieved at target level if the consulting termination date occurs before the end of a performance period).

Each New Agreement also includes standard confidentiality and inventions assignment provisions, non-competition and non-solicitation restrictions and mutual non-disparagement obligations materially consistent with the executives’ prior employment agreements.

Equity Awards Under Mr. Zaist’s New Employment Agreement

In connection with Mr. Zaist’s New Agreement, on January 18, 2019, the Compensation Committee of the Board of Directors granted Mr. Zaist (i) 134,650 shares of restricted Parent common stock and (ii) 89,767 performance stock units (“PSUs”) under the William Lyon Homes Amended and Restated 2012 Equity Incentive Plan and subject to the award agreements attached as Exhibits A and B to the New Agreement. The restricted shares vest in a single installment on January 2, 2022, subject to Mr. Zaist’s continued service with the Company. The PSUs are eligible to vest upon the satisfaction of certain performance conditions based on Parent’s achievement of pre-established relative total shareholder return (“TSR”) targets set by the Compensation Committee of the Board of Directors over two distinct, but overlapping, performance periods that both start on January 1, 2019 and end on December 31, 2020 for the first performance period and December 31, 2021 for the second performance period. Each PSU entitles Mr. Zaist to receive 0.5 shares, 1 share and 2 shares of Parent common stock in the event the Company’s TSR is at the 35th percentile, 60th percentile or at or above the 75th percentile, respectively, relative to the TSR of a peer group of 12 companies established by the Compensation Committee. Performance below these levels results in no shares being issued, and the number of shares to be issued based on performance between these levels is determined using linear interpolation. If less than the maximum number of shares is earned for the first performance period, Mr. Zaist is eligible to earn those shares based on performance in the second performance period. Generally, Mr. Zaist must remain in continuous service with us through the end of a performance period in order to earn any shares underlying the PSUs.

The foregoing summary of the New Agreements is subject to, and qualified in its entirety by, the complete text of the New Agreements (including Exhibits A and B of Mr. Zaist’s New Agreement), which are attached hereto as Exhibits 10.1 and 10.2, and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Employment Agreement by and among William Lyon Homes, William Lyon Homes, Inc. and Matthew R. Zaist, dated as of January 18, 2019

10.2	Employment Agreement by and among William Lyon Homes, William Lyon Homes, Inc. and William H. Lyon, dated as of January 18, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2019

WILLIAM LYON HOMES

By:	/s/ JASON R. LILJESTROM
Name:	Jason R. Liljestrom
Its:	Senior Vice President, General Counsel and Corporate Secretary